Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686
Unum Group Reports Fourth Quarter 2011 Results
Strong Fourth Quarter Underlying Operating Results
Exiting Long-term Care Business Following Strategic Review
2012 Outlook Maintained
CHATTANOOGA, Tenn. (February 6, 2012) - Unum Group (NYSE: UNM) today reported a net loss of $425.4 million ($1.45 per diluted common share) for the fourth quarter of 2011, compared to net income of $225.8 million ($0.71 per diluted common share) for the fourth quarter of 2010, due largely to an after-tax charge of $561.2 million the Company took following its strategic review of the long-term care business and decision to discontinue new group long-term care sales as well as an after-tax reserve charge of $119.3 million in the individual disability closed block.
Adjusting for this charge and other items listed below, operating income on an after-tax basis was $227.6 million ($0.78 per diluted common share) in the fourth quarter of 2011, compared to $208.6 million ($0.66 per diluted common share) in the fourth quarter of 2010.
“I am very pleased with our continued ability to deliver strong underlying operating results,” said Thomas R. Watjen, president and chief executive officer. “We remain focused on growing in our targeted markets and generating solid profitability in our core businesses, while at the same time maintaining a strong balance sheet and capital position. Exiting long-term care further sharpens our focus around businesses consistent with the strategic direction we have set for our Company. Our disciplined approach is working, as even in this difficult environment we achieved solid operating earnings per share growth in 2011 and finished the year with our highest level of risk-based capital.”
The Company concluded its strategic review of its long-term care business and announced that it will discontinue new sales of group long-term care contracts during the first quarter of 2012 and reclassify the long-term care line of business from the Unum US segment to the Closed Block segment. The results for the fourth quarter of 2011 include an after-tax charge of $561.2 million ($1.92 per diluted common share) to reflect an increase to long-term care policy and claim reserves of $573.6 million before tax and an impairment of long-term care deferred acquisition costs of $289.8 million before tax.
“The decision to discontinue new sales of group long term care policies and move this business to our closed block allows us to further refine our focus on the markets that provide the greatest long-term opportunity for our Company and create maximum value for Unum shareholders,” added Watjen. “We are well positioned financially to take this action, and this decision does not impact the general financial guidance we have provided for 2012.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The results for the fourth quarter of 2011 also include an increase to claim reserves for the individual disability closed block of business of $183.5 million before tax which resulted in an after-tax decrease to net income of $119.3 million ($0.41 per diluted common share). Please refer to the “Other Information” section of this release for discussion of the long-term care and individual disability charges.
The results for the fourth quarter of 2011 also include net realized after-tax investment gains of $4.8 million ($0.02 per diluted common share), compared to $17.2 million ($0.05 per diluted common share) in the fourth quarter of 2010. Net realized after-tax investment gains for the fourth quarter of 2011 include an after-tax loss of $9.8 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax gain of $16.1 million in the fourth quarter of 2010. Also included in net realized after-tax investment gains for the fourth quarter of 2011 are net realized after-tax investment gains of $14.6 million related to sales and write-downs of investments, compared to net after-tax gains of $1.1 million in the fourth quarter of 2010.
Additionally, the results for the fourth quarter of 2011 include net tax benefits of $22.7 million ($0.08 per diluted common share) related to an IRS settlement, net of taxes related to subsidiary dividends.
RESULTS BY SEGMENT
In the following discussions of the Company's operating segment results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.
The Company has modified its reporting segments by reclassifying its long-term care line of business from the Unum US segment to the Closed Block segment and reclassifying the “other” products no longer actively marketed from the Corporate and Other segment to the Closed Block segment. Refer to the “Other Information” section of this release for further discussion. Prior period segment results have been restated to reflect these reclassifications.
Unum US Segment
    Unum US reported operating income of $208.6 million in the fourth quarter of 2011, an increase of 7.5 percent from $194.0 million in the fourth quarter of 2010. Premium income for the segment increased 2.1 percent to $1,083.0 million in the fourth quarter of 2011; premium income in the fourth quarter of 2010 was $1,060.3 million.
Within the Unum US operating segment, the group disability line of business reported operating income of $77.2 million in the fourth quarter of 2011, compared to operating income of $77.0 million in the fourth quarter of 2010. Premium income in group disability declined 0.6 percent to $511.1 million in the fourth quarter of 2011, compared to $514.2 million in the fourth quarter of 2010. Ongoing price competition in the large case market, along with challenging economic conditions which negatively impact employment levels and wage growth and the Company's continued commitment to disciplined pricing, renewals, and risk selection were contributing factors to the decline in premium income. The benefit ratio for the fourth quarter of 2011 was 84.7 percent, compared to 84.2 percent in the fourth quarter of 2010, reflecting favorable claim incidence and claim recovery rates for group long-term disability which were offset by the decrease in the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

discount rate for group long-term disability new claim incurrals that was implemented in the third quarter of 2011. Sales of fully insured group long-term disability products in the fourth quarter of 2011 increased 11.7 percent to $75.2 million, compared to $67.3 million in the fourth quarter of 2010. Sales of fully insured group short-term disability products increased 9.1 percent to $40.8 million in the fourth quarter of 2011, compared to $37.4 million in the fourth quarter of 2010. Premium persistency in the group long-term disability line of business was 90.2 percent for full-year 2011, compared to 89.4 percent for full-year 2010. Case persistency for this line was 89.0 percent for full-year 2011, compared to 88.4 percent for full-year 2010. Premium persistency in the group short-term disability line of business was 89.9 percent for full-year 2011, compared to 88.6 percent for full-year 2010. Case persistency for the short-term disability line was 88.0 percent for full-year 2011, compared to 87.3 percent for full-year 2010.
The group life and accidental death and dismemberment line of business reported a 1.3 percent increase in operating income to $53.9 million in the fourth quarter of 2011, compared to $53.2 million in the fourth quarter of 2010. Premium income for this line of business increased 2.1 percent to $309.0 million in the fourth quarter of 2011, compared to $302.6 million in the fourth quarter of 2010, reflecting higher group life sales. The benefit ratio in the fourth quarter of 2011 was 70.7 percent, compared to 70.3 percent in the fourth quarter of 2010, reflecting slightly elevated mortality rates in this line of business. Sales of group life and accidental death and dismemberment products increased 13.0 percent in the fourth quarter of 2011 to $97.1 million from $85.9 million in the fourth quarter of 2010. Premium persistency in the group life line of business was 88.0 percent for full-year 2011, compared to 91.5 percent for full-year 2010. Case persistency in the group life line of business for full-year 2011 was 88.6 percent compared to 88.3 percent for full-year 2010.
The Unum US supplemental and voluntary line of business, which includes the individual disability - recently issued and voluntary benefits lines of business, reported a 21.5 percent increase in operating income to $77.5 million in the fourth quarter of 2011, compared to $63.8 million in the fourth quarter of 2010. Premium income for the supplemental and voluntary lines increased 8.0 percent to $262.9 million in the fourth quarter of 2011, compared to $243.5 million in the fourth quarter of 2010. The benefit ratio declined to 51.9 percent in the fourth quarter of 2011 compared to 54.4 percent in the fourth quarter of 2010, with favorable risk experience in both the voluntary benefits and individual disability - recently issued lines of business. Relative to the fourth quarter of 2010, sales in the voluntary benefits line of business increased 11.0 percent in the fourth quarter of 2011, and sales in the individual disability - recently issued line increased 33.9 percent.
Unum UK Segment
Unum UK reported operating income of $53.7 million in the fourth quarter of 2011, an increase of 11.6 percent from $48.1 million in the fourth quarter of 2010. In local currency, operating income for the fourth quarter of 2011 increased 12.1 percent, to £34.2 million from £30.5 million in the fourth quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Premium income decreased 0.8 percent to $169.2 million in the fourth quarter of 2011, compared to $170.5 million in the fourth quarter of 2010. In local currency, premium income decreased 0.3 percent to £107.6 million in the fourth quarter of 2011, compared to £107.9 million in the fourth quarter of 2010. The benefit ratio in the fourth quarter of 2011 was 69.1 percent, compared to 71.7 percent in the comparable quarter in 2010. The lower benefit ratio in the fourth quarter of 2011 resulted primarily from favorable mortality experience in the group life line of business and continued progress on implementing the new claim management processes. Sales increased 15.3 percent to $37.6 million in the fourth quarter of 2011, compared to $32.6 million in the fourth quarter of 2010. In local currency, sales for the fourth quarter of 2011 increased 15.5 percent to £23.9 million, compared to £20.7 million in the fourth quarter of 2010. Persistency in the group long-term disability line of business was 86.6 percent for full-year 2011, compared to 91.3 percent for full-year 2010. Persistency in the group life line of business was 89.3 percent for full-year 2011, compared to 92.7 percent for full-year 2010.
Colonial Life Segment
Colonial Life reported an 11.2 percent increase in operating income to $67.6 million in the fourth quarter of 2011, compared to $60.8 million in the fourth quarter of 2010. Premium income for the fourth quarter of 2011 increased 5.7 percent to $289.2 million, compared to $273.6 million in the fourth quarter of 2010. The benefit ratio in the fourth quarter of 2011 was 52.5 percent, compared to 53.4 percent for the same period in 2010. The benefit ratio decline resulted primarily from improved risk experience in the accident, sickness, and disability line. Sales increased 4.2 percent to $126.4 million in the fourth quarter of 2011 from $121.3 million in the fourth quarter of 2010, driven by strong sales in the commercial market which offset a decline in sales in the public sector market. The number of new accounts increased 1.6 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010, and average weekly producers increased 1.6 percent compared to the fourth quarter of 2010.
Closed Block Segment
The Closed Block segment, which now includes the results of the closed blocks of individual disability, long-term care, and other closed blocks previously reported in the Corporate and Other segment, reported an operating loss of $1,014.9 million in the fourth quarter of 2011 compared to operating income of $29.0 million in the fourth quarter of 2010. Adjusting for the previously discussed reserve and deferred acquisition cost charges, the Closed Block segment reported operating income of $32.0 million for the fourth quarter of 2011. Premium income for the Closed Block segment declined 4.6 percent to $347.1 million in the fourth quarter of 2011 compared to $363.8 million in the fourth quarter of 2010. Excluding the reserve charge, the interest adjusted loss ratio was generally consistent in the fourth quarter of 2011 compared to the fourth quarter of 2010 for individual disability. For the long-term care line of business, the interest adjusted loss ratio, excluding the reserve charge, was higher in the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to an increase in active life reserves as a result of continued high persistency levels.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Corporate Segment
The Corporate segment, which includes investment income on corporate assets not specifically allocated to a line of business, interest expense on corporate debt other than non-recourse debt, and certain other corporate income and expense not allocated to a line of business, reported an operating loss of $26.7 million in the fourth quarter of 2011, compared to an operating loss of $23.9 million in the fourth quarter of 2010.

OTHER INFORMATION
Strategic Review of Long-term Care Business
Following a comprehensive and strategic review of the long-term care business, the Company announced that it would discontinue selling group long-term care.  The Company discontinued selling individual long-term care during 2009.  Because both group and individual long-term care are now considered closed blocks of business, effective December 31, 2011, the Company reclassified the long-term care products from the Unum US segment to the Closed Block segment.  It also reclassified the other insurance products not actively marketed, including individual life and corporate-owned life insurance, reinsurance pools and management operations, group pension, health insurance, and individual annuities, which were previously reported in the Corporate and Other segment to the Closed Block segment.  The inclusion of all closed blocks of business into one operating segment aligns with the Company's reporting and monitoring of its closed blocks of business within a discrete segment and is consistent with the separation of these blocks of business from the lines of business which actively market new products. Prior period segment results have been restated to reflect these changes in our reporting classifications.
As part of the strategic review, and as is typical in the fourth quarter of each year, the Company analyzed its reserve assumptions for long-term care in conjunction with the annual loss recognition testing.  The Company generally performs loss recognition tests on its deferred acquisition costs and policy reserves in the fourth quarter of each year, but more frequently if appropriate, using best estimate assumptions as of the date of the test.  Included in the analysis was a review of the reserve discount rate assumptions and mortality and morbidity assumptions.  The analysis of reserve discount rate assumptions considered the significant decline in long-term interest rates which occurred late in the third quarter of 2011 due to the European Union debt crisis and the Federal Reserve's actions, including the announcement of "Operation Twist."  The Company also considered an updated industry study for long-term care experience which was made available mid-year 2011 from the Society of Actuaries.  The analysis of this study, which was completed during the fourth quarter of 2011, showed that lower termination rates than the Company had previously assumed were beginning to emerge in the industry.  Based on this analysis, as of December 31,2011 the Company lowered the discount rate to reflect the low interest rate environment and its expectation of future investment portfolio yield rates.  The Company also changed its mortality assumptions to reflect emerging experience due to an improvement in life expectancies which increases the ultimate number of people who will utilize long-term care benefits and also lengthens the amount of time a claimant receives long-term care benefits.  The Company changed its morbidity assumptions to reflect emerging industry experience as well as its own company experience.  While its morbidity experience is still emerging and is not fully credible, the Company modified its assumptions to align more closely with the recently published industry study.  Using its revised best estimate assumptions, as of December 31, 2011 the Company

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

determined that its deferred acquisition costs of $289.8 million were not recoverable and that its policy and claim reserves should be increased by $573.6 million to reflect the current estimate of future benefit obligations.
Claim Reserve Increase of Individual Disability Closed Block Business
The Company calculates its claim reserves supporting the individual disability closed block business using assumptions based on actual experience believed to be currently appropriate.  Claim reserves are subject to revision as current claim experience emerges and alters the Company's view of future expectations. Claim resolution rates, which measure the resolution of claims from recovery, deaths, settlements, and benefit expirations, are very sensitive to operational and environmental changes and can be volatile.  The Company's claim resolution rate assumption used in determining reserves is its expectation of the resolution rate expected to be experienced over the life of the block of business.  The Company is now able, with a higher degree of confidence, to assess its experience for older ages in its long duration lifetime claim block as its data has become credible. There is very little industry experience for lifetime disability benefits, as Unum Group's insurance subsidiaries were the primary disability companies in the insurance industry at the time lifetime disability benefits were offered. These benefits were offered during the 1980s and 1990s, recent enough such that claimants are just reaching the older ages and providing the Company with data to build its claim experience base. Emerging experience indicates a longer life expectancy for the older age, longer duration disabled claimants, which lengthens the time a claimant receives disability benefits.  As a result of this experience, as of December 31, 2011 the Company adjusted its mortality assumption within its claim resolution rate assumption and, as a result, increased the claim reserves for the individual disability closed block of business by $183.5 million.
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 292.6 million for the fourth quarter of 2011, compared to 318.5 million for the fourth quarter of 2010. Shares outstanding totaled 292.7 million at December 31, 2011. During the full year 2011, the Company repurchased approximately 25.4 million shares at a cost of $619.9 million.
Capital Management
At December 31, 2011, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 405 percent; leverage was 22.4 percent; and cash and marketable securities in the holding companies equaled $756 million.
Leverage is measured as total debt to total capital, which the Company defines as total long-term and short-term debt plus stockholders' equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges. Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC as well as the short-term debt arising from securities lending agreements.
Book Value
Book value per common share as of December 31, 2011 was $29.30 compared to $28.25 at December 31, 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

OUTLOOK
The Company continues to anticipate growth in after-tax operating income per share for full year 2012 to be in the range of six percent to twelve percent, including the effect of expected share repurchases of approximately $500 million in 2012. The Company also continues to anticipate that the weighted average risk-based capital for its traditional US insurance companies for year-end 2012 will be within a range of 375 percent to 400 percent, and cash and marketable securities in the holding companies will be within a range of $500 million to $800 million. As previously reported, the Company will adopt an update to Accounting Standards Codification 944 “Financial Services - Insurance” effective January 1, 2012. The update addresses diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify as deferred acquisition costs. The Company had previously announced that its retrospective adoption of this update would result in a non-cash cumulative effect adjustment to the opening balance of stockholders' equity of between $400 million and $600 million in the year of adoption. As a result of the impairment of the long-term care deferred acquisition costs at December 31, 2011, as well as continued refinements in the Company's estimate, the Company now expects that adoption of this standard during the first quarter of 2012 in will result in a cumulative effect decrease in stockholders' equity as of January 1, 2012 of approximately $400 million.

NON-GAAP RECONCILIATION
The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which may be recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company's underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company's performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Tuesday, February 7, 2012 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 289-0726 for U.S. and Canada (pass code 7242399). For international, the dial-in number is (913) 312-1379 (pass code 7242399). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast fifteen minutes prior to the start of the call. The Company will maintain a replay

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

of the call on its website through Wednesday, February 15, 2012. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7242399.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the fourth quarter of 2011 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, planned share repurchases, risk-based capital, and holding company cash and marketable securities, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence, recovery rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) ability to recover our systems and information in the event of a disaster or unanticipated event and to protect our systems and information from unauthorized access and deliberate attacks; and (24) events or consequences relating to political instability, terrorism, or acts of war, both domestic and foreign.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Forms 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
###

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Operating Revenue by Segment	$2,597.4	$2,565.6	$10,282.9	$10,168.5
Net Realized Investment Gain (Loss)	7.4	27.5	(4.9)	24.7
Total Revenue	$2,604.8	$2,593.1	$10,278.0	$10,193.2

Operating Income (Loss) by Segment	$(711.7)	$308.0	$262.1	$1,306.6
Net Realized Investment Gain (Loss)	7.4	27.5	(4.9)	24.7
Income Tax (Benefit)	(278.9)	109.7	21.8	445.2
Net Income (Loss)	$(425.4)	$225.8	$235.4	$886.1

PER SHARE INFORMATION

Net Income (Loss) Per Common Share
Basic	$(1.45)	$0.71	$0.78	$2.72
Assuming Dilution	$(1.45)	$0.71	$0.78	$2.71

Weighted Average Common Shares - Basic (000s)	292,624.9	316,968.2	302,399.8	325,839.0
Weighted Average Common Shares - Assuming Dilution (000s)	292,624.9	318,462.9	303,571.0	327,221.1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31
	2011		2010
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$227.6	$0.78	$208.6	$0.66
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	561.2	(1.92)	—	—
Reserve Charge for Individual Disability Closed Block, Net of Tax	(119.3)	(0.41)	—	—
Tax Reduction from IRS Settlement	41.3	0.14	—	—
Tax Related to U.K. Repatriation	(18.6)	(0.06)	—	—
Net Realized Investment Gain, Net of Tax	4.8	0.02	17.2	0.05
Net Income (Loss)	$(425.4)	$(1.45)	$225.8	$0.71

* Assuming Dilution
	Twelve Months Ended December 31
	2011		2010
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$896.8	$2.95	$880.6	$2.69
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	(561.2)	(1.85)	—	—
Reserve Charge for Individual Disability Closed Block, Net of Tax	(119.3)	(0.39)	—	—
Tax Reduction from IRS Settlement	41.3	0.14	—	—
Tax Related to U.K. Repatriation	(18.6)	(0.06)	—	—
Healthcare Reform Tax Legislation	—	—	(10.2)	(0.03)
Net Realized Investment Gain (Loss), Net of Tax	(3.6)	(0.01)	15.7	0.05
Net Income	$235.4	$0.78	$886.1	$2.71

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10

	Three Months Ended December 31, 2011
		Long-term Care	Individual Disability
		DAC and	Closed Block
	As Reported	Reserve Charges	Reserve Charge	As Adjusted
	(in millions)
Operating Income (Loss) by Segment Before Income Tax and Net Realized Investment Gain
Core Operations
Unum US	$208.6	$—	$—	$208.6
Unum UK	53.7	—	—	53.7
Colonial Life	67.6	—	—	67.6
Total Core Operations	329.9	—	—	329.9
Closed Block	(1,014.9)	863.4	183.5	32.0
Corporate	(26.7)	—	—	(26.7)
Total Operating Income (Loss) by Segment	$(711.7)	$863.4	$183.5	$335.2

	December 31
	2011
	(in millions)
Debt, As Reported	$2,882.5
Exclude Non-recourse Debt and Securities Lending Agreements	944.8
Debt, As Adjusted	$1,937.7

Total Stockholders' Equity, As Reported	$8,577.0
Exclude Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	1,014.5
Exclude Northwind and Tailwind Capital	839.7
	6,722.8
Debt, As Adjusted	1,937.7
Total Capital, As Adjusted	$8,660.5

Debt to Capital Ratio	22.4%

	December 31
	2011		2010
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,577.0	$29.30	$8,944.4	$28.25
Net Unrealized Gain on Securities	605.8	2.07	410.4	1.29
Net Gain on Cash Flow Hedges	408.7	1.39	361.0	1.14
Subtotal	7,562.5	25.84	8,173.0	25.82
Foreign Currency Translation Adjustment	(121.5)	(0.41)	(110.9)	(0.35)
Subtotal	7,684.0	26.25	8,283.9	26.17
Unrecognized Pension and Postretirement Benefit Costs	(444.1)	(1.52)	(318.6)	(1.00)
Total Stockholders' Equity, As Adjusted	$8,128.1	$27.77	$8,602.5	$27.17

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	11